Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Wix.com Ltd. of our report dated March 20, 2014 with respect of the consolidated balance sheet of Wix.com Ltd and its subsidiaries as of December 31, 2012 and 2013 and the related consolidated statement of operation and comprehensive loss, changes in shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2013, included in its Annual Report (Form 20-F).

Tel Aviv, Israel August 5, 2014	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global